Exhibit 99.1

Gores Holdings XI, Inc. Announces Pricing of

$312 Million Initial Public Offering

BOULDER, CO, June 22, 2026 – Gores Holdings XI, Inc. (the “Company”), a blank check company sponsored by an affiliate of The Gores Group and formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 31,200,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market and trade under the ticker symbol “GHXIU” beginning June 23, 2026. Each unit consists of one Class A ordinary share and one-fourth of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Global Market under the symbols “GHXI” and “GHXIW,” respectively.

Santander is acting as the sole underwriter for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 4,680,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on June 22, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Investor and Media Relations

310-209-3010

info@gores.com